EXHIBIT(a)(1)(H)

[FORM OF ELECTRONIC REMINDER TO EMPLOYEES]

[Communication to be in electronic or written format]

To: [option holder]

Reminder—Offer to Exchange Expiration Date is Approaching

Our records indicate that you have not returned an Online Election Form either accepting or rejecting Extreme Networks’ recent offer to exchange certain of your stock options. Whether or not you elect to exchange your Eligible Options and Required Options (if any), you should either mark the “YES” or “NO” box on the Online Election Form, submit the Online Election Form via intranet, and print and sign the Online Election Form and return it by hand delivery or courier to Megan Buckley, Extreme Networks, 3585 Monroe Street, Santa Clara, CA 95051, or by fax to (408) 578-2699.

ALL ELECTION FORMS MUST BE RETURNED NO LATER THAN 9:00 P.M., PACIFIC TIME, ON APRIL 21, 2003. UNLESS THE DEADLINE IS EXTENDED BY EXTREME NETWORKS, THERE WILL BE NO EXCEPTIONS TO THIS DEADLINE. IF YOU DO NOT RETURN AN ELECTION FORM, NONE OF YOUR ELIGIBLE OPTIONS WILL BE EXCHANGED AND YOUR ELIGIBLE OPTIONS WILL CONTINUE UNDER THEIR CURRENT EXERCISE PRICE AND TERMS.

If you have any questions, please contact Megan Buckley at (408) 579-2665 or by e-mail at exchange@extremenetworks.com.